                                                                    Exhibit 99.1

Contact:                Media Relations         Investor Relations
                        Jeanmarie McFadden      Prakash Mavinkurve
                        212-762-7842            212-762-6803


                      MORGAN STANLEY DEAN WITTER ANNOUNCES
              RECORD QUARTERLY OPERATING RESULTS OF $1.04 BILLION;
                           EARNINGS PER SHARE UP 60%


NEW YORK, March 25, 1999 -- Morgan Stanley Dean Witter & Co. (NYSE:MWD) today reported record operating results of $1,037 million for the quarter ended February 28, 1999 -- a 50 percent increase from $691 million in last year's first quarter./1/ Diluted earnings per share were $1.76 -- up 60 percent from $1.10 a year ago.

First quarter net revenues (total revenues less interest expense and the provision for loan losses) increased to $5.4 billion -- 33 percent higher than a year ago. The annualized return on average common equity for the first quarter was 29.5 percent.

Philip J. Purcell, Chairman, and John J. Mack, President, said in a joint statement, "This was a great quarter, right on the heels of an excellent performance in 1998 when the environment was much tougher. This past quarter we were able to capitalize on the improved environment by achieving a substantial increase in earnings per share and an ROE of 29.5 percent -- well above our target rate of 18-20 percent. These results, and our post merger gains in market share, confirm our belief that few financial firms can match the strength and diversity of our revenue streams."


_____________________

/1/ All amounts for the three month period ended February 28, 1998 exclude a $117 million charge resulting from an accounting change. See Page F-1 of Financial Summary, Note 1.

On February 9, the Company announced that it had agreed to acquire AB Asesores, Spain's largest independent financial services firm. AB Asesores has strategic positions in personal investment, asset management, institutional research and brokerage, and investment banking. Its 548 employees include 250 financial advisors who serve individual investors through sales of proprietary mutual funds and other financial products. At the end of 1998, it had $4.35 billion in mutual fund assets under management.


SECURITIES

Securities net income surged to a record $755 million, up 55 percent from the first quarter of 1998. These results reflect outstanding performances across all of the Company's Securities businesses.

 . A record quarter for investment banking was driven by record revenues from mergers and acquisitions, combined with excellent results in equity and investment grade debt underwriting. For the first two months of calendar 1999, the Company ranked first in the underwriting of worldwide equity and equity related issues and maintained strong competitive positions in announced global M&A transactions, and high yield and U. S. investment grade debt underwritings./2/

 . Institutional sales and trading also reported exceptionally strong results, achieving record quarters in equities, fixed income, foreign exchange and commodities. Internationally, the Company achieved excellent results in Europe and Japan.

 . Individual securities achieved record quarterly revenues, primarily on the strength of increased sales of listed and over-the-counter equities, and higher revenues from the distribution of asset management products.

 . The number of financial advisors in the Company's individual securities business, including Private Wealth Management (formerly Private Client Services), rose to 11,453, an increase of 215 during the quarter and more than 1,000 over the last twelve months. Client assets rose to $470 billion -- $62 billion higher than a year ago --and the number of client accounts passed the 4 million mark.

__________________

/2/ Source: Securities Data Corp. -- January 1 to February  28, 1999.

ASSET MANAGEMENT

Asset Management posted first quarter net income of $147 million -- up 40 percent from a year ago. These results include a record quarter for the Company's Private Equity Group.

 . The Company had $385 billion of assets under management and administration at the end of the first quarter -- an increase of $29 billion, or 8 percent, over a year ago.

 . Retail assets increased $8 billion for the quarter and $26 billion from a year ago -- to stand at $227 billion. Institutional assets increased $1 billion for the quarter and $3 billion from a year ago -- to stand at $158 billion.

 . Private Equity recognized first quarter investment gains of $194 million compared with $59 million a year ago. The gains were largely the result of a successful secondary offering of part of the Company's investment in Equant, a global data communications company, and a mark-to-market gain on its remaining Equant holdings.


CREDIT AND TRANSACTION SERVICES

Credit and Transaction Services net income increased by 36 percent to $135 million, versus $99 million a year ago. Last year's first quarter net income included the results for SPS, Prime Option and BRAVO -- all of which were sold later in 1998.

 . Credit quality, on a managed loan basis, improved from last year's first quarter, with the consumer loan charge-off rate declining to 6.28 percent from 7.50 percent. The over 30 days delinquency rate was 7.08 percent compared to 7.40 percent a year ago.

 . Marketing and business development expenses increased 45 percent to $266 million from last year's first quarter, due principally to the launch of the Discover Platinum card.

 . Managed consumer loans of $32.1 billion increased $600 million from last year's first quarter after adjusting for the sales of receivables associated with Prime Option, SPS and BRAVO.

This quarter's earnings also included a $36 million pretax gain associated with Discover Brokerage Direct's sale of part of its holdings in Knight/Trimark Group Inc.

 . Discover Brokerage Direct had another quarter of record trading volume and has expanded its strategic Internet alliances to include Quicken and Excite. DBD is also currently exploring offering after-hours trading.


The Company repurchased approximately 4.6 million shares of its common stock since fiscal year end November 30, 1998. The Company also announced that its Board of Directors declared a $.24 quarterly dividend per common share. The dividend is payable on April 30, 1999 to common shareholders of record on April 16, 1999.

Total capital (shareholders' equity and long-term debt) at February 28, 1999 was $39.4 billion, including $15.2 billion of common and preferred shareholders' equity and preferred securities issued by subsidiaries. Book value per common share was $24.93, based on period end shares outstanding of 570,589,670.

Morgan Stanley Dean Witter & Co. is a global financial services firm and a market leader in securities, asset management, and credit and transaction services. The Company has offices in New York, London, Tokyo, Hong Kong, and other principal financial centers around the world and has 450 securities branch offices throughout the United States.





                                     # # #
                            (See Attached Schedules)

This release may contain forward-looking statements. These statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of the risks and uncertainties that may affect the Company's future results, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 1998 Annual Report to Shareholders.